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                                                                 Exhibit 23 (a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form S-1 of our report, dated March 7, 1997, except for the second paragraph of Note 1, for which the date is November 12, 1997, on our audits of the financial statements of Ariel Corporation as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996. Such report includes an explanatory paragraph about the Company's ability to continue as a going concern. We also consent to the reference to our Firm under the captions "Experts" and "Selected Financial Data".


                                              COOPERS & LYBRAND L.L.P.




Princeton, New Jersey
November 13, 1997